Exhibit 99.1

Y-mAbs Announces Sale of Priority Review Voucher

New York, NY, December 28, 2020 (GLOBE NEWSWIRE) – Y-mAbs Therapeutics, Inc. (the “Company” or “Y-mAbs”) (Nasdaq: YMAB) a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer, today announced that it has entered into a definitive agreement to sell its Priority Review Voucher (“PRV”) to United Therapeutics Corporation (Nasdaq: UTHR), based on an agreed valuation of $105 million.

The PRV was granted in conjunction with the approval by the U.S. Food and Drug Administration (“FDA”) of DANYELZA®, for the treatment of refractory/relapsed high-risk neuroblastoma.

Under the terms of the Company’s license agreement with Memorial Sloan Kettering Cancer Center (“MSK”), Y-mAbs is entitled to retain 60% of the net proceeds from monetization of the PRV, and the remaining 40% will be paid to MSK. The transaction remains subject to customary closing conditions, including anti-trust review.

“We are pleased to announce the sale of the PRV, which will provide an important source of non-dilutive capital to fund additional investment in our pipeline. These efforts will be critical to our growth over the coming year, and we are committed to our mission of becoming a world leader in developing better and safer antibody-based oncology products addressing unmet pediatric and adult medical needs,” said Thomas Gad, founder, Chairman and President.

Jefferies LLC acted as exclusive financial advisor to Y-mAbs on this transaction.

Researchers at MSK developed DANYELZA, which is exclusively licensed by MSK to Y-mAbs. As a result of this licensing arrangement, MSK has institutional financial interests related to the compound and Y-mAbs.

About DANYELZA® (naxitamab-gqgk)

DANYELZA (naxitamab-gqgk) is indicated, in combination with granulocyte-macrophage colony-stimulating factor (“GM-CSF”), for the treatment of pediatric patients 1 year of age and older and adult patients with relapsed or refractory high-risk neuroblastoma in the bone or bone marrow who have demonstrated a partial response, minor response, or stable disease to prior therapy. This indication was approved under accelerated approval based on overall response rate and duration of response. Continued approval for this indication may be contingent upon verification and description of clinical benefits in a confirmatory trial. DANYELZA includes a Boxed Warning for serious infusion-related reactions, such as cardiac arrest and anaphylaxis, and neurotoxicity, such as severe neuropathic pain and transverse myelitis. See full Prescribing Information for complete Boxed Warning and other important safety information.

About Y-mAbs

Y-mAbs is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel, antibody-based therapeutic products for the treatment of cancer. The Company has a broad and advanced product pipeline, including one FDA approved product, DANYELZA® (naxitamab-gqgk), which targets tumors that express GD2, and one pivotal-stage product candidate, omburtamab, which targets tumors that express B7-H3.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our business model and development, commercialization and product distribution plans; current and future clinical and pre-clinical studies and our research and development programs; expectations related to the timing of the initiation and completion of regulatory submissions; regulatory, marketing and reimbursement approvals; rate and degree of market acceptance and clinical utility as well as pricing and reimbursement levels; retaining and hiring key employees; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property position and strategy; additional product candidates and technologies; collaborations or strategic partnerships and the potential benefits thereof; expectations related to the use of our cash and cash equivalents, and the need for, timing and amount of any future financing transaction; our financial performance, including our estimates regarding revenues, expenses, capital expenditure requirements; developments relating to our competitors and our industry; and other statements that are not historical facts. Words such as ‘‘anticipate,’’ ‘‘believe,’’ “contemplate,” ‘‘continue,’’ ‘‘could,’’ ‘‘estimate,’’ ‘‘expect,’’ “hope,” ‘‘intend,’’ ‘‘may,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘potential,’’ ‘‘predict,’’ ‘‘project,’’ ‘‘should,’’ ‘‘target,’’ “will”, ‘‘would’’ and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our product candidates and related technologies are novel approaches to cancer treatment that present significant challenges. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including but not limited to: the risk that we may not close the transaction for the sale of our PRV voucher and would not have the additional funds provided by such sale to reinvest into our research and development programs; risks associated with our financial condition and need for additional capital; risks associated with our development work; cost and success of our product development activities and clinical trials; the risks of delay in the timing of our regulatory submissions or failure to receive approval of our drug candidates; the risks related to commercializing any approved pharmaceutical product including the rate and degree of market acceptance of our product candidates; development of our sales and marketing capabilities and risks associated with failure to obtain sufficient reimbursement for our products; the risks related to our dependence on third parties including for conduct of clinical testing and product manufacture; our inability to enter into partnerships; the risks related to government regulation; risks related to market approval, risks associated with protection of our intellectual property rights; risks related to employee matters and managing growth; risks related to our common stock, risks associated with the pandemic caused by the novel coronavirus known as COVID-19 and other risks and uncertainties affecting the Company including those described in the "Risk Factors" section included in our Annual Report on Form 10-K and in our other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

“DANYELZA” and “Y-mAbs” are registered trademarks of Y-mAbs Therapeutics, Inc.

Contact:

Y-mAbs Therapeutics, Inc. 230 Park Avenue, Suite 3350 New York, NY 10169 USA +1 646 885 8505 E-mail: info@ymabs.com